HOVNANIAN ENTERPRISES, INC.	News Release

Contact:	Kevin C. Hake	Jeffrey T. O’Keefe
	Senior Vice President and Treasurer	Director of Investor Relations
	732-747-7800	732-747-7800

HOVNANIAN ENTERPRISES REPORTS PRELIMINARY RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR

RED BANK, NJ, November 7, 2006 – Hovnanian Enterprises, Inc. (NYSE: HOV) today announced preliminary operating results for the fourth quarter and fiscal year ended October 31st. The Company delivered 5,490 homes in the fourth quarter, bringing total deliveries in fiscal 2006 to 20,208 homes, including 2,261 homes in unconsolidated joint ventures.

Net contracts for the quarter were 3,100, excluding unconsolidated joint ventures, a decrease of 36% from last year's fourth quarter. These results reflect a continued high level of contract cancellations, driven in part by the inability of buyers to sell their existing homes. Cancellations for the fourth quarter were 35% of gross contracts, an increase from a cancellation rate of 25% in last year’s fourth quarter and a slight increase from the 33% reported in the third quarter of 2006.

Although the analysis of land related charges for the fourth quarter is not completed, the Company is providing an early indication of the magnitude of such charges it anticipates for the quarter. The Company estimates that it will incur pretax inventory impairment charges and land option deposit write-off charges totaling approximately $300 million, with about 50% of the charges associated with inventory impairments. Prior to the effect of these additional charges, fully diluted earnings for fiscal 2006 are expected to be in the range of $4.85 - $5.25 per common share, near the lower end of the Company’s prior guidance of $5.00 to $5.75 per common share. Net of these charges, the Company expects to report a net loss for the fourth quarter. Despite the charge-offs and the net loss for the quarter, the Company expects to report a pretax profit in the range of $215 million to $255 million for the year and to end the year with total shareholder’s equity in excess of $1.9 billion, an 8% increase from October 31, 2005.

The Company is providing preliminary 2006 operating results in anticipation of upcoming investor meetings. Hovnanian’s senior management will present at the UBS Building and Building Products CEO Investor Conference on Wednesday, November 8, 2006 at 2:50 p.m. ET. The presentation will be webcast live through the "Investor Relations" section of Hovnanian Enterprises' Web site at http://www.khov.com. The Company expects to finalize and release fourth quarter and fiscal 2006 earnings in mid-December. Going forward, the Company plans to maintain its established practice of reporting earnings and providing updates to earnings projections four times each year in conjunction with regular quarterly earnings releases.

“Our financial results for the fourth quarter continued to be negatively impacted by high cancellation rates and increased use of concessions and incentives, particularly on the resale of those homes which experienced contract cancellations,” commented Ara Hovnanian, President and Chief Executive Officer of Hovnanian Enterprises, Inc. “As we begin fiscal 2007, we are optimistic that some of our more challenging markets will begin to experience decreasing cancellations and an improved sales pace. However, we have not seen signs of such improvement to date, despite reasonably healthy levels of buyer traffic at many of our communities.”

“We have successfully renegotiated a large number of our land option contracts in the third and fourth quarters of fiscal 2006, and we have also walked away from our deposits and pre-development costs on many other option contracts where it did not make economic sense to proceed,” Mr. Hovnanian continued. “Although it is painful to incur these non-cash charges, we believe it is much better than proceeding to build-out these communities at very low returns or losses over the coming years. We are continuing to focus on conservative balance sheet management during this slowdown, and we ended the year with a zero outstanding balance on our $1.5 billion unsecured revolving credit facility. This leaves us well-positioned to contract for new land opportunities at discounted prices as our markets begin to adjust, and to further accelerate our recent market share gains by rebuilding our inventory of land held under option contracts.” Mr. Hovnanian said. The Company ended the year with approximately 427 active communities, which is below its prior estimate of 440 communities as a result of walking away from certain options and negotiating delays in the takedown on other communities.

An updated summary of estimated financial data for the fiscal year ending October 31, 2006 is available on the “Company Projections” section of the “Investor Relations” section of the Company’s website at http://www.khov.com. Additional information on Hovnanian Enterprises, Inc., including a summary investment profile and the Company’s 2005 annual report, can also be accessed through the “Investor Relations” section of Hovnanian Enterprises’ website at http://www.khov.com. To be added to Hovnanian's investor e-mail or fax lists, please send an e-mail to IR@khov.com or sign up at http://www.khov.com.

About Hovnanian Enterprises

Hovnanian Enterprises, Inc., founded in 1959 by Kevork S. Hovnanian, Chairman, is headquartered in Red Bank, New Jersey. The Company is one of the nation’s largest homebuilders with operations in Arizona, California, Delaware, Florida, Georgia, Illinois, Maryland, Michigan, Minnesota, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Texas, Virginia and West Virginia. The Company’s homes are marketed and sold under the trade names K. Hovnanian Homes, Matzel & Mumford, Forecast Homes, Parkside Homes, Brighton Homes, Parkwood Builders, Windward Homes, Cambridge Homes, Town & Country Homes, Oster Homes, First Home Builders of Florida and CraftBuilt Homes. As the developer of K. Hovnanian’s Four Seasons communities, the Company is also one of the nation’s largest builders of active adult homes.

Note: All statements in this Press Release that are not historical facts should be considered as "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks, uncertainties and other factors include, but are not limited to, (1) changes in general and local economic and business conditions, (2) adverse weather conditions and natural disasters, (3) changes in market conditions, (4) changes in home prices and sales activity in the markets where the Company builds homes, (5) government regulation, including regulations concerning development of land, the home building, sales and customer financing processes and the environment, (6) fluctuations in interest rates and the availability of mortgage financing, (7) shortages in, and price fluctuations of, raw materials and labor, (8) the availability and cost of suitable land and improved lots, (9) levels of competition, (10) availability of financing to the Company, (11) utility shortages and outages or rate fluctuations, (12) geopolitical risks, terrorist acts and other acts of war and (13) other factors described in detail in the Company's Form 10-K for the year ended October 31, 2005.

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